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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person

   Aguilera            Christine                   A.
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   (Last)               (First)                 (Middle)

   1520 E. Pima Street
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                                    (Street)

   Phoenix,             Arizona                 85034
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   February 5, 1997
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   SkyMall, Inc.; SKYM
================================================================================
5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

               Vice President-Business Development & General Counsel
   --------------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

1. Title of Security| 2. Amount of Securities| 3. Ownership       |4. Nature of
   (Instr. 4)        |   Beneficially Owned  |    Form: Direct    |   Beneficial
                     |   (Instr. 4)          |    (D) or Indirect |   Ownership
                     |                       |    (I) (Instr. 5)  |   (Instr. 5)
--------------------------------------------------------------------------------

None.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

-----------------------------------------------------------------------
1. Title of Derivative | 2. Date Exer-      | 3. Title and Amount of  |
   Security (Instr. 4) |    cisable and     |    Securities           |
                       |    Expiration      |    Underlying           |
                       |    Date            |    Derivative Security  |
                       |    (Month/Day/     |    (Instr. 4)           |
                       |    Year)           |                         |
                       |  ----------------  | ----------------------- |
                       | Date    | Expira-  |    Title       | Amount |
                       | Exer-   | tion     |                | or     |
                       | cisable | Date     |                | Number |
                       |         |          |                | of     |
                       |         |          |                | Shares |
-----------------------------------------------------------------------
Options (1)              2/5/98    2/5/2007   Common Stock     18,332
-----------------------------------------------------------------------
Options (1)              2/5/99    2/5/2007   Common Stock     18,332
-----------------------------------------------------------------------
Options (1)              2/5/2000  2/5/2007   Common Stock     18,336
-----------------------------------------------------------------------

-----------------------------------------------------------------------

-----------------------------------------------------------------------

-----------------------------------------------------------------------

=======================================================================


---------------------------------------------------------
 4. Conver-   | 5. Owner-     | 6. Nature of Indirect   |
    sion or   |    ship       |    Beneficial Ownership |
    Exercise  |    Form of    |    (Instr. 5)           |
    Price of  |    Deriv-     |                         |
    Deriv-    |    ative      |                         |
    ative     |    Security:  |                         |
    Security  |    Direct     |                         |
              |    (D) or     |                         |
              |    Indirect   |                         |
              |    (I)        |                         |
              |    (Instr. 5) |                         |
              |               |                         |
---------------------------------------------------------
    $9.00          D
---------------------------------------------------------
    $9.00          D
---------------------------------------------------------
    $9.00          D
---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------

=========================================================

Explanation of Responses:

(1) Options granted pursuant to the Company's 1994 Stock Option Plan may be exercised as described above in whole or in part.

                                       /s/ Christine A. Aguilera         2/18/97
                                       -------------------------------   -------
                                        **Signature of Reporting Person    Date
                                          Christine A. Aguilera

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.